SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                ----------------

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                             Corautus Genetics Inc.
                                (NAME OF ISSUER)

                         Common Stock, $0.001 par value
                         (TITLE OF CLASS OF SECURITIES)

                                    218139202
                                 (CUSIP NUMBER)

                                January 16, 2004
             (Date of Event which requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

           [ ] Rule 13d-1(b)
           [x] Rule 13d-1(c)
           [ ] Rule 13d-1(d)

------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 218139202                     13G                   Page 2 of 17 Pages


     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Advisory Partners
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Connecticut
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,200,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,200,000
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,200,000
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          9.9%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               PN; IA
-----------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 218139202                     13G                   Page 3 of 17 Pages


-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners I
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Connecticut
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,200,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,200,000
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,200,000
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          9.9%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               PN
-----------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 218139202                     13G                   Page 4 of 17 Pages


-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Philip J. Hempleman
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,200,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,200,000
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,200,000
_____________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          9.9%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               IN
-----------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 218139202                     13G                   Page 5 of 17 Pages


-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Offshore Fund Ltd.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          British Virgin Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    510,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    510,000
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          510,000
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          4.0%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               CO
-----------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 218139202                     13G                   Page 6 of 17 Pages


-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners Fund II, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    360,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    360,000
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          360,000
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          2.0 %
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               PN
-----------------------------------------------------------------------------
             ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 218139202                     13G                   Page 7 of 17 Pages


-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners Institutional Fund, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    150,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    150,000

-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          150,000
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.01%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 218139202                    13G                    Page 8 of 17 Pages


------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Advantage Advisers Augusta Fund, L.L.C.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [ ]
                                                                    (b)  [x]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    120,000
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    120,000
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          120,000
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.001 %
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               OO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 218139202                     13G                   Page 9 of 17 Pages


ITEM 1(a).  NAME OF ISSUER:

         The name of the issuer is Corautus Genetics Inc. (the "Company").

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
       75 Fifth Street, NW, Suite 313, Atlanta, Georgia 30308

ITEM 2(a).  NAME OF PERSON FILING:

        This statement is filed by:
        (i) Ardsley Partners Fund II, L.P., a Delaware limited partnership ("Ardsley Fund II"), with respect to the shares of Common Stock (defined in Item 2(d) below) directly owned by it;
        (ii) Ardsley Partners Institutional Fund, L.P., a Delaware limited partnership ("Ardsley Institutional"), with respect to the shares of Common Stock directly owned by it;
        (iii) Ardsley Offshore Fund Ltd., a British Virgin Islands Corporation ("Ardsley Offshore"), with respect to the shares of Common Stock directly owned by it;
        (iv) Advantage Advisers Augusta Fund, L.L.C., a Delaware limited liability fund ("Augusta Fund"), with respect to the shares of Common Stock directly owned by it;
        (v) Ardsley Advisory Partners, a Connecticut general partnership ("Ardsley") which serves as Investment Manager of Ardsley Offshore, Investment Adviser of Ardsley Fund II, Ardsley Institutional, a managed account (the "Managed Account") and provides investment advisory services as non-managing member of the investment adviser of Augusta Fund, with respect to the Common Stock directly owned by Ardsley Fund II, Ardsley Institutional, Ardsley Offshore, Augusta Fund and the Managed Account;
        (vi) Ardsley Partners I, a Connecticut general partnership ("Ardsley Partners") and the General Partner of Ardsley, with respect to shares of Common Stock owned by Ardsley, Ardsley Fund II, Ardsley Institutional, Ardsley Offshore, Augusta Fund and the Managed Account; and
        (vii) Philip J. Hempleman, the managing partner of Ardsley ("Mr. Hempleman"), with respect to the shares of Common Stock of Ardsley, Ardsley Fund II, Ardsley Institutional, Ardsley Offshore, Augusta Fund and the Managed Account.

                The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons". Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.


ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
         The address of the business office of each of the Reporting Persons, with the exception of Augusta Fund and Ardsley Offshore is 262 Harbor Drive, Stamford, Connecticut 06902.

         The address of the business office of Augusta Fund is 622 Third Avenue, New York, New York 10017.

         The address of the business office of Ardsley Offshore is Romasco Place, Wickhams Cay 1, Roadtown Tortola, British Virgin Islands.

CUSIP No. 218139202                    13G                   Page 10 of 17 Pages


ITEM 2(c).  CITIZENSHIP:
        Ardsley and Ardsley Partners are Connecticut general partnerships. Ardsley Fund II, Ardsley Institutional and Augusta Partners are Delaware limited partnerships. Ardsley Offshore is a British Virgin Islands Corporation. Mr. Hempleman is a United States Citizen.

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $0.001 par value ("Common Stock")


ITEM 2(e).  CUSIP NUMBER:  218139202


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ]   Broker or dealer registered under Section 15 of the Act

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act

          (c) [ ]   Insurance Company as defined in Section 3(a)(19) of the
                    Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

          (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see item 7

          (h) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

If this statement is filed pursuant to Rule 13d-1(c), check the box. [X]

CUSIP No. 218139202                    13G                   Page 11 of 17 Pages


ITEM 4.   OWNERSHIP.

       A.     Ardsley Advisory Partners
              (a)    Amount beneficially owned: 1,200,000
              (b) Percent of class: 9.9% The percentages used herein and in the rest of Item 4 are calculated based upon the 12,016,827 shares of Common Stock issued and outstanding as of January 27, 2004 as reflected in the Company's Form S-3 filed on January 27, 2004.

              (c)    (i) Sole Power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 1,200,000
                   (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         1,200,000

       B.     Ardsley Partners I
              (a)    Amount beneficially owned: 1,200,000
              (b)    Percent of class: 9.9%
              (c)    (i) Sole Power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote:  1,200,000
                   (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         1,200,000

       C.     Philip J. Hempleman
              (a)    Amount beneficially owned: 1,200,000
              (b)    Percent of class: 9.9%
              (c)    (i) Sole Power to vote or direct the vote: 1,200,000
                    (ii) Shared power to vote or direct the vote: -0-
                   (iii) Sole power to dispose or direct the disposition:
                         1,200,000
                    (iv) Shared power to dispose or direct the disposition: -0-

       D.     Ardsley Offshore Fund Ltd.
              (a)    Amount beneficially owned: 510,000
              (b)    Percent of class: 4.0%
              (c)    (i) Sole Power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 510,000
                   (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         510,000

       E.     Ardsley Partners Fund II, L.P.
              (a)    Amount beneficially owned: 360,000
              (b)    Percent of class: 2.0%.
              (c)    (i) Sole Power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 360,000
                   (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         360,000

       F.     Ardsley Partners Institutional Fund, L.P.
              (a)    Amount beneficially owned: 150,000
              (b)    Percent of class: 0.01%
              (c)    (i) Sole Power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 150,000
                   (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         150,000

CUSIP No. 218139202                    13G                   Page 12 of 17 Pages


       G.     Advantage Advisers Augusta Fund, L.L.C.
              (a)    Amount beneficially owned: 120,000
              (b)    Percent of class: 0.01%
              (c)    (i) Sole Power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 120,000
                   (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         120,000


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          Not applicable.


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Ardsley, the Investment Manager of Ardsley Offshore and the Investment Adviser of Ardsley Fund II, Ardsley Institutional and the Managed Account, shares the power direct the disposition of the proceeds from the sale of the shares of Common Stock owned by: (i) Ardsley Offshore; (ii) Ardsley Fund II;
(iii) Ardsley Institutional; and (iv) the Managed Account.

         Ardsley is also a non-managing member of Augusta Management, L.L.C., the Investment Adviser of Augusta Fund, and in this capacity, shares the power to direct the disposition of the shares of Common Stock, and accordingly is the indirect "beneficial owner" of such shares of Common Stock.

         Ardsley Partners I, the General Partner of Ardsley and as such, together with Mr. Hempleman, the Managing Partner of Ardsley, directs its operations and share the power to vote and dispose of the shares of Common Stock owned by Ardsley, and accordingly each may be deemed the direct "beneficial owner" of such shares of Common Stock. In addition, by virtue of Ardsley Partners I being the general partner of Ardsley and Mr. Hempleman's position as managing partner of Ardsley, each may be deemed to be the indirect "beneficial owner" of the shares of Common Stock owned by (i) Ardsley Offshore; (ii) Ardsley Fund II; (iii) Ardsley Institutional; (iv) Augusta Fund; and (v) the Managed Account.

         To the knowledge of Ardsley, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, a number of such shares of Common Stock which represents more than five percent of the number of outstanding shares of Common Stock.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

CUSIP No. 218139202                    13G                   Page 13 of 17 Pages


ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(b))

          By signing below I certify, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP No. 218139202                    13G                   Page 14 of 17 Pages


                                    SIGNATURE

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:   January 29, 2004


                                ARDSLEY PARTNERS FUND II, L.P.
                                BY:  ARDSLEY PARTNERS I,
                                     GENERAL PARTNER


                                BY: /s/ Philip J. Hempleman
                                    -----------------------------
                                    Philip J. Hempleman
                                    General Partner


                                ARDSLEY PARTNERS INSTITUTIONAL FUND, L.P.
                                BY:  ARDSLEY PARTNERS I,
                                     GENERAL PARTNER


                                BY: /s/ Philip J. Hempleman
                                    -----------------------------
                                    Philip J. Hempleman
                                    General Partner


                                ARDSLEY OFFSHORE FUND LTD.


                                BY: /s/ Neil Glass
                                    -----------------------------
                                    Neil Glass
                                    Vice-President and Administrative Manager


                                ADVANTAGE ADVISERS AUGUSTA FUND, L.L.C.


                                BY: /s/ Marshall Dornfeld
                                    -----------------------------
                                    Marshall Dornfeld
                                    Authorized Signatory

CUSIP No. 218139202               13G                   Page 15 of 17 Pages


                                 ARDSLEY ADVISORY PARTNERS
                                 By:  ARDSLEY PARTNERS I
                                      GENERAL PARTNER


                                 BY: /s/ Philip J. Hempleman
                                     --------------------------
                                     Philip J. Hempleman
                                     General Partner


                                 ARDSLEY PARTNERS I
                                 BY:  PHILIP J. HEMPLEMAN
                                      GENERAL PARTNER


                                 BY: /s/ Philip J. Hempleman
                                     --------------------------
                                     Philip J. Hempleman
                                     General Partner


                                 PHILIP J. HEMPLEMAN, INDIVIDUALLY


                                 BY: /s/ Philip J. Hempleman
                                     --------------------------
                                     Philip J. Hempleman

CUSIP No. 218139202                   13G                   Page 16 of 17 Pages



               JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated as of January 29, 2003



                                ARDSLEY PARTNERS FUND II, L.P.
                                BY:  ARDSLEY PARTNERS I,
                                     GENERAL PARTNER


                                BY: /s/ Philip J. Hempleman
                                    ----------------------------
                                    Philip J. Hempleman
                                    General Partner



                                ARDSLEY PARTNERS INSTITUTIONAL FUND, L.P.
                                BY:  ARDSLEY PARTNERS I,
                                     GENERAL PARTNER


                                BY: /s/ Philip J. Hempleman
                                    ----------------------------
                                    Philip J. Hempleman
                                    General Partner


                                ARDSLEY OFFSHORE FUND LTD.


                                BY: /s/ Neil Glass
                                    ----------------------------
                                    Neil Glass
                                    Vice-President and Administrative Manager


                                ADVANTAGE ADVISERS AUGUSTA FUND, L.L.C.


                                BY: /s/ Marshall Dornfeld
                                    ----------------------------
                                    Marshall Dornfeld
                                    Authorized Signatory

CUSIP No. 218139202                   13G                   Page 17 of 17 Pages


                                       ARDSLEY ADVISORY PARTNERS
                                       By:  ARDSLEY PARTNERS I
                                            GENERAL PARTNER


                                       BY: /s/ Philip J. Hempleman
                                           ---------------------------
                                           Philip J. Hempleman
                                           General Partner


                                       ARDSLEY PARTNERS I
                                       BY:  PHILIP J. HEMPLEMAN
                                            GENERAL PARTNER


                                       BY: /s/ Philip J. Hempleman
                                           ---------------------------
                                           Philip J. Hempleman
                                           General Partner



                                       PHILIP J. HEMPLEMAN, INDIVIDUALLY


                                       BY: /s/ Philip J. Hempleman
                                           ---------------------------
                                           Philip J. Hempleman